SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
Check the appropriate box:
☐ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒ Definitive Information Statement

Online Sales Strategies, Inc.
(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

TABLE OF CONTENTS

INFORMATION STATEMENT
OUTSTANDING SHARES AND VOTING RIGHTS
AMENDMENTS TO THE ARTICLES OF INCORPORATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CHANGE IN CONTROL ARRANGEMENTS
ADDITIONAL INFORMATION

Online Sales Strategies, Inc.
5301 W. Cypress Ave., Suite 105
Tampa, FL 33607

INFORMATION STATEMENT

           This information statement pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder (the "Information Statement") has been mailed on or about December 1, 2007 to the stockholders of record as of September 26, 2007 (the "Record Date") of Online Sales Strategies, Inc. (the "Company") in connection with certain actions to be taken pursuant to the written consent of the stockholders of the Company holding a majority of the outstanding shares of common stock, dated as of September 26, 2007.

           The actions to be taken pursuant to the written consent shall be taken on or about December 20, 2007, 20 days after the mailing of this information statement.

           THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors,

/s/ Matthew A. Brown
Matthew A. Brown
Chairman of the Board

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

NOTICE OF ACTIONS TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED SEPTEMBER 26, 2007

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following actions will be taken pursuant to the written consent of stockholders holding a majority of the outstanding shares of common stock dated September 26, 2007, in lieu of a special meeting of the stockholders. Such action will be taken on or about December 20, 2007: :

           1. The articles of incorporation of the Company, as amended (the "Articles of Incorporation"), will be amended and restated to change the Company's name from "Online Sales Strategies, Inc." to "Growth Technologies International, Inc."; and

           2. The Articles of Incorporation will be amended and restated to effect a Two Hundred Fifty (250) for One (1) reverse stock split, whereby, as of the Record Date, each stockholder shall receive One share for every Two Hundred Fifty shares then owned.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company's authorized capitalization consisted of 1,000,000,000 shares of common stock ("Common Stock"), of which 997,978,624 shares were issued and outstanding as of the Record Date. Holders of Common Stock have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. However, because stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as at the Record Date have voted in favor of the foregoing proposals by resolution dated September 26, 2007; and having sufficient voting power to approve such proposals through their ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

On September 27, 2007 OSSG amended and restated its articles of incorporation to change the Company's name from "Online Sales Strategies, Inc." to "Growth Technologies International, Inc."; and the Articles of Incorporation will be amended and restated to effect a Two Hundred Fifty (250) for One (1) reverse stock split, whereby, as of the Record Date, each stockholder shall receive One share for every Two Hundred Fifty shares then owned.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on December 20, 2007.

        The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

           On September 26, 2007, the board of directors of the Company (the "Board of Directors") and the stockholders of the Company holding a majority of the outstanding shares of common stock of the Company approved an amendment to the Articles of Incorporation

•	to change the Company's name from ONLINE SALES STRATEGIES, INC. to Growth Technologies International, Inc. and

•	to effect a Two Hundred Fifty (250) for One (1) reverse stock split, whereby, as of the record date, each stockholder shall receive One share for every Two Hundred Fifty shares then owed.

THE CHANGE OF THE COMPANY'S NAME

The amendments to the Articles of Incorporation will change the Company's name from Online Sales Strategies, Inc. to Growth Technologies International, Inc.

THE REVERSE STOCK SPLIT
General

The Board of Directors and the stockholders of the Company holding a majority of the outstanding shares of common stock of the Company have approved an amendment to the Articles of Incorporation to effect a reverse stock split of the Company's common stock.

Background

The Company currently has 1,000,000,000 shares of Common Stock authorized, and approximately 997,978,624 shares of Common Stock are outstanding as of the Record Date. The Board of Directors believes that the price of the Common Stock is too low to attract investors to buy the stock. In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors believes that it is in the best interests of the Company's stockholders to implement a reverse stock split. In addition, the Board of Directors believes that the share price of the Common Stock is a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds. Finally, the Board of Directors believes that the Company's stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock. The Board of Directors is not implementing the reverse stock split in anticipation of any future transaction or series of transactions, including any "going private" transaction.

Material Effects of the Reverse Stock Split

The reverse stock split will be effected simultaneously for all of the Common Stock, and the ratio will be the same for all of the Common Stock. The reverse stock split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company.

        The principal effect of the reverse stock split will be to reduce the number of shares of the Common Stock issued and outstanding from approximately 997,978,624 shares as of September 26, 2007 to approximately 3,991,915 shares.

In addition, the reverse stock split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

Stockholders will receive fractional post-reverse stock split shares in connection with the reverse stock split. Fractional shares will be rounded up.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, the Company intends to treat stockholders holding the Common Stock in "street name", through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Common Stock in "street name". However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Effect on Registered Certificated Shares

Stockholders whose shares are held in certificate form will receive a transmittal letter from our transfer agent, Continental Stock Transfer & Trust Company, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares to the transfer agent. No new shares will be issued until outstanding certificate(s) are surrendered, together with properly completed and executed letter of transmittal, to the transfer agent. Stockholders should not submit any certificate(s) until requested to do so.

Procedure for Effecting Reverse Stock Split

The Company will promptly file an Amended and Restated Articles of Incorporation with the Secretary of State of the State of Florida to amend its existing Articles of Incorporation. The reverse stock split will become effective on the date of filing the Amended and Restated Articles of Incorporation, which is referred to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Amended and Restated Articles of Incorporation is set forth in Appendix A to this Information Statement. The text of the Amended and Restated Articles of Incorporation is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Florida and as the Board of Directors deems necessary and advisable to effect the reverse stock split.

Certain Risk Factors Associated with the Reverse Stock Split

Implementation of the reverse stock split entails various risks and uncertainties, including but not limited to the following:
•	There can be no assurance that the market price per share of the Common Stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the reverse stock split. Accordingly, the total market capitalization of the Company after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

•	After the reverse stock split is effected, if the market price of the Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split.

•	There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

•	The reduced number of shares that would be outstanding after the reverse stock split could adversely affect the liquidity of the Common Stock.

Authorized Shares

The reverse stock split will affect all issued and outstanding shares of the Common Stock and outstanding rights to acquire the Common Stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of the Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Common Stock issued and outstanding.

The Company currently has 1,000,000,000 shares of authorized Common Stock and 997,978,624 shares of Common Stock issued and outstanding as of September 26, 2007. Authorized but un-issued shares of Common Stock will be available for issuance, and the Company may issue such shares in the future. However, the Company has no current plans to issue any additional shares of common stock. If the Company issues additional shares of Common Stock, the ownership interest of holders of the Common Stock will be diluted.

The following table sets forth information regarding the Company's current and anticipated number of authorized shares and issued and outstanding shares of the Common Stock following implementation of the reverse stock split.

	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Issuance	Number of Shares of Common Stock Available for Issuance
As of September 26, 2007:	1,000,000,000	997,978,624	2,021,376	2,021,376
After Reverse Stock Split at the Ratio of Two Hundred Fifty for One:	1,000,000,000	3,991,915	996,008,085	996,008,085

Accounting Matters

The reverse stock split will not affect the par value of the Common Stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to the Common Stock on the Company's balance sheet will be reduced proportionately based on the reverse stock split ratio of Two Hundred Fifty-for-One, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be restated because there will be fewer shares of the Common Stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of un-issued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of Company. Other than the reverse stock split, the Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

No Appraisal Rights

Under the General Corporation Law of the State of Florida, the Company's stockholders are not entitled to appraisal rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the proposed reverse stock split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their Common Stock as compensation). In addition, this summary is limited to stockholders that hold their Common Stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISER TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE REVERSE STOCK SPLIT.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefore. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The receipt of cash instead of a fractional share of the Common Stock by a United States holder of the Common Stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder's holding period is greater than one year as of the effective date.

The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split. Each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 20, 2007, concerning shares of common stock of the Company, the only class of its securities that are issued and outstanding, held by (1) each stockholder known by the Company to own beneficially more than five percent of the common stock, (2) each director of the Company, (3) each executive officer of the Company, and (4) all directors and executive officers of the Company as a group:

Name and Address	Number of Shares Beneficially Owned	Percent of Class

Matthew A. Brown, President & Chief Executive Officer (1)	321,067,471	32.2%

John D. Stanton, Director (1)	384,856,526	38.5%

All officers and directors as a group	706,457,997	70.7%

Total Beneficially Owned	706,457,997	70.7%

               (1) The person named is an officer, director, or both.

ADDITIONAL INFORMATION

You are encouraged to review this Information Statement together with subsequent information filed by the Company with the Securities and Exchange Commission and other publicly available information. A copy of any public filing is also available, at no charge, by contacting our legal counsel, Applbaum & Zouvas, LLP, at 619-688-1715.

By Order of the Board of Directors,

/s/ Matthew A. Brown
Matthew A. Brown
Chairman of the Board

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ONLINE SALES STRATEGIES, INC.

The undersigned officer of Online Sales Strategies, Inc., a corporation organized and existing under the laws of the State of Florida, hereby certifies as follows:

1. The name of the corporation is Growth Technologies International, Inc. (the "Corporation"). The Corporation was originally incorporated under the name Online Sales Strategies, Inc., and the original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on August 19, 2005. The Corporation subsequently changed its name to Growth Technologies International, Inc. through the filing of a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Florida on September 27, 2007.

2. On September 26, 2007, pursuant to the laws of the state of Florida and the constituent documents of this Corporation, the Board of Directors adopted an amendment to Article I of this Corporation's Articles of Incorporation to change the Corporation's name as follows:

            The former Article I read:

                        "Article I. The name of the Corporation is Online Sales Strategies, Inc."

            Article I is superseded and replaced as follows:

                        "Article I. The name of the Corporation is Growth Technologies International, Inc."

Accordingly, as hereby amended, the Articles of Incorporation of this Corporation are hereby restated in full as follows:

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

AMENDED AND RESTATED ARTICLES
OF
INCORPORATION OF GROWTH TECHNOLOGIES INTERNATIONAL, INC .

            Article I. The name of the Corporation is Growth Technologies International, Inc.
            Article II. The purposes for which the Corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Florida or of the United States of America.
            Article III. The period of existence of the Corporation shall be perpetual.
            Article IV. The capital stock of this corporation shall consist of 1,000,000,000 (one billion) shares of common stock, $.001 par value.
            Article V. The principal office in the State of Florida is 5301 West Cypress Street, Suite 105 Tampa, FL 33607.
            Article VI. The affairs of the Corporation shall be governed by a Board of Directors of not less than one (1) and, subject to such minimum may be increased from time to time in the manner provided in the By-Laws. The number of persons constituting the Board of Directors shall be elected by the Stockholders of the Corporation at such manner as provided in the By-Laws. The names of the Board of Directors are as follows:
                        John Stanton
                        Matthew A. Brown
            Article VII. No share holder shall have any right to acquire shares or other securities of the corporation except to the extent of such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the Board of Directors.
            Article VIII. Anything in these Articles of Incorporation, the By-Laws, or the Florida Corporation Act notwithstanding, by-laws not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitles to vote thereon.
            Article IX. Inspection of books. The Board of Directors shall make the reasonable rules to determine at what times and place under what conditions the books of the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation.
                        Control Share Acquisition. The provisions relating to any control share acquisition as contained in the Florida Statutes now, or hereinafter amended, and any successor provision shall not be applied to the Corporation.
                        Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholders shall constitute quorum.
                        Required Vote. Acts of the shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.
            Article X. Liability and Indemnification of Directors and Officers. To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation of its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its by-laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interest of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

            Article XI. Contracts. No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now hereafter a direct or indirect interest in such contract.
            Article XII. Subscriber. The name and address of the person signing these Articles of Incorporation as subscriber is:
Law Firm of Applbaum & Zouvas LLP Luke C. Zouvas, Esq. 925 Hotel Circle South San Diego, CA 92108

            Article XIII. Resident Agent. The name and address of the resident agent of this corporation is:
Matthew A. Brown 5301 West Cypress Street, Suite 105 Tampa, FL 33607

IN WITNESS WHEREOF, this Corporation has caused these Amended and Restated Articles of Incorporation to be duly executed by the undersigned officer on December 1, 2007.

Growth Technologies International, Inc. /s/ Matthew A. Brown Matthew A. Brown Chairman of the Board